Exhibit 1

TILLY LEVINE

VOTING TRUST AGREEMENT

among

HEZY SHAKED, AS TRUSTEE,

and

TILLY LEVINE, INDIVIDUALLY, AND AS TRUSTEE OF THE TILLY LEVINE

SEPARATE PROPERTY TRUST ESTABLISHED MARCH 31, 2004, AS A

SHAREHOLDER OF WORLD OF JEANS & TOPS, A CALIFORNIA

CORPORATION

DATED

JUNE 30, 2011

TILLY LEVINE

VOTING TRUST AGREEMENT

This TILLY LEVINE VOTING TRUST AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of June 2011, by and between Hezy Shaked (the “Trustee”) and Tilly Levine, individually, and as Trustee of the Tilly Levine Separate Property Trust established March 31, 2004 (“Shareholder”), a shareholder of World of Jeans & Tops, a California corporation (“World”).

RECITALS

WHEREAS, Shareholder is the owner of six million (6,000,000) Common Shares (the “Shares”) in World; and

WHEREAS, Shareholder desires to create a voting trust agreement which will allow the trustee of such trust to vote the Shares on behalf of Shareholder, but which will provide to Shareholder all economic interests in the Shares; and

WHEREAS, Shareholder has requested that Trustee act as trustee of such voting trust; and

WHEREAS, Trustee is willing to act as trustee of the voting trust pursuant to the terms of this Agreement as set forth below;

NOW THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder hereby creates and Trustee hereby accepts a trust upon the terms herein stated, and the parties hereby agree as follows:

1. Effective Date of Agreement and Appointment of Trustee.

1.1 Effective Date of Agreement. Although dated and executed on June 30, 2011, this Agreement (and the terms hereunder) shall only be effective as of the date that shares of World and/or any other stock, or classes of stock, of World or any successor entity are first offered for purchase on a national stock exchange in the United States of America (the “Effective Date”). In the event shares of World and/or any other stock, or classes of stock, of World or any successor entity are not offered for purchase on a national stock exchange in the United States of America within twenty-four (24) months from the date this Agreement was first executed, then this Agreement shall be considered null and void.

1.2 Appointment of Trustee. Subject to the Effective Date, Shareholder hereby appoints Trustee as trustee of the Shares for the benefit of Shareholder and incident to establishing the Trust, hereby transfers to Trustee title to the Shares as further elucidated in Section 2 hereof (but not beneficial ownership thereof), including full power to vote the Shares, and Trustee hereby accepts said appointment, accepts title to the Shares as Trustee, and agrees to act as trustee of the Shares under this Agreement. Once in effect, this Agreement and the nomination of the Trustee hereunder shall, subject to Section 8 hereof, be irrevocable by the Shareholder and her successors and permitted assigns, and shall terminate only in accordance with the provisions of Section 8 hereof.

2. Transfer of Shares. Contemporaneously with the execution hereof, Shareholder shall deliver to the Trustee the certificates representing all of the Shares owned by Shareholder (the “Shareholder Certificates”), which shall be duly endorsed, or accompanied by proper instruments duly executed for transfer thereof, to the Trustee. Such Shareholder Certificates shall be held by the Trustee until the Effective Date. Notwithstanding such delivery, Shareholder shall continue to have the right to vote such Shares until the Effective Date. On the Effective Date, the Trustee shall deliver the Shareholder Certificates to World and, upon such delivery to World, Shareholder and Trustee shall cause World to (a) cancel the Shareholder Certificates and (b) issue to the Trustee a new certificate (the “Trust Certificate”) representing such interests, which newly-issued certificate shall be registered in the name of the Trustee as trustee for

Shareholder under this Agreement. Such newly issued certificates shall, in addition to any legends already placed thereon, bear the following legend:

“The shares represented by this certificate are subject to the terms and conditions of that certain Tilly Levine Voting Trust Agreement dated June 30, 2011, a copy of which is on file at the principal executive office of World of Jeans & Tops, a California corporation, and will be furnished to the holder of this certificate upon request and without charge, and by accepting any interest in such shares, the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of said Tilly Levine Voting Trust Agreement.”

During the term of this Agreement, each certificate representing the Shares (other than those which cease to be subject to this Agreement by operation of Section 7 hereof) issued after the date hereof shall bear the foregoing legend. The transfer of the Shares to the Trustee shall not constitute a transfer of the Shareholder’s beneficial ownership of the Shares. Upon the Effective Date of this Agreement, the Trustee also shall prepare a list of the names and addresses of all owners of beneficial interests in the trust, together with the number and class of shares each owner of a beneficial interest transferred to the trust, and deliver copies of the list and agreement to World’s principal office.

3. Voting Trust Certificates. Upon demand by Shareholder, but only after World has issued the Trust Certificates to the Trustee, the Trustee, subject to the satisfaction of any applicable securities law requirements, shall issue and deliver to Shareholder one or more Voting Trust Certificates (collectively referred to herein as “Certificates” and individually referred to herein as a “Certificate”) in the form attached hereto as Exhibit A, representing the number of shares of World Common Stock held by the Trustee for the benefit of Shareholder. Each such Certificate shall be signed by the Trustee. The shares of World Common Stock held in trust by the Trustee under the terms of this Agreement shall sometimes be collectively referred to herein as the “Transferred Shares.” The Certificates shall be transferable only as provided therein and in this

Agreement and only upon payment to the Trustee of any transfer taxes and other expenses incurred by the Trustee in connection with holding or transferring such Certificates. A record of each such transfer shall be recorded in the records maintained by the Trustee.

4. Voting of Trustee.

4.1 Once this Agreement is effective, the Trustee shall exercise any and all voting rights of the Shares either in person or by proxy or consent.

4.2 The Trustee agrees that at any meeting of shareholders of World, however called, and in any action by consent of the shareholders of World, on any matter whatsoever, including, without limitation, the election or removal of directors, any amendment to World’s Articles or Certificate of Incorporation or Bylaws, any vote involving the reorganization, merger or dissolution of World, and any public offering of World shares, the Trustee shall vote (or abstain from the voting of) the Shares in the best interest of the Shareholder as determined by the Trustee in his sole discretion and independent judgment. The Trustee may consult with Shareholder and with others, including, but limited to World and its Board of Directors and officers, but shall exercise voting rights independently of the influence and control of Shareholder and others. The Trustee’s power to exercise any and all voting rights of the Shares shall not be limited in any respect, and will include, without limitation, the power, subject to any express limitations in this Agreement and to applicable law, to take such other actions as are necessary or appropriate in the Trustee’s reasonable independent judgment to effectuate the exercise of such voting rights. This power shall include entering into such agreements (with binding effect on the Shareholder) as the Trustee reasonably determines are necessary or appropriate to effectuate the Trustee’s votes, or to accomplish the purposes of such votes, or otherwise to carry out the Trustee’s responsibilities. The Trustee shall also have the right to exercise dissenter’s rights with respect to the Shares pursuant to the terms of the Trust and applicable law.

4.3 To the extent practical, the Trustee will furnish Shareholder with prior written notice of the Trustee’s exercise (or election not to exercise) of any vote and of any other action to be taken by the Trustee with respect to the Shares (with such advance notice to include the nature of the vote or action the Trustee intends to take).

5. Dividends and Distributions. During the term of this Agreement, the Trustee shall, immediately following the receipt of each dividend or distribution as may be declared and paid upon the Shares in cash or property, other than securities of World, pay the same over to, or as directed by, Shareholder who is the beneficial and equitable owner thereof. In the event additional shares of voting capital stock of World are, at any time during the term of this Agreement, issued to Shareholder, such additional shares shall automatically become “Shares” for purposes of this Agreement and subject to the terms and provisions of this Agreement. In addition, the parties expressly acknowledge that World may reincorporate in a different State. Upon such event (but subject to any right of the Trustee to vote the Shares for or against any such reincorporation), any shares of the new entity which are issued in replacement or exchange of the Shares shall automatically become “Shares” for purposes of this Agreement and subject to the terms and provisions of this Agreement. Further, any new shares or class of voting capital stock of World, or any successor entity, received as a result of the ownership of the Shares shall automatically become “Shares” for purposes of this Agreement and subject to the terms and provisions of this Agreement.

6. Representations and Warranties of the Shareholder. Shareholder, for itself, represents and warrants that (a) it has full power and authority to enter into this Agreement and perform its obligations hereunder with respect to the Shares, (b) all shareholder agreements, voting agreements, rights of first refusal, co-sale agreements or other agreements to which Shareholder is a party pertaining to the Shares, if any, are attached to this Agreement as Exhibit B, and (c) this Agreement does not conflict with or result in a breach under any other agreement.

7. Restrictions on Transfer of the Shares.

7.1 No assignment or transfer of a Certificate (a “Transfer”) shall be effective unless (a) consented to by the Trustee, (b) the transferee has executed a written instrument, in a form satisfactory to the Trustee, agreeing to be bound by the terms and conditions of this Agreement, and (c) the Trustee has received from the transferee evidence which, in the Trustee’s sole discretion, demonstrates that all securities laws have been complied with concerning such Transfer. A proper Transfer shall vest in the transferee all rights of the transferor and shall subject the transferee to the same limitations as those imposed upon the transferor by the terms of the subject Certificate and this Agreement. Upon any proper Transfer, the Trustee shall, upon receipt of a duly endorsed Certificate, deliver a new Certificate to the transferee for the number of shares represented by the Certificate so transferred.

7.2 If a Certificate is lost, stolen, mutilated or destroyed, the Trustee shall issue a duplicate of such Certificate upon receiving (a) satisfactory evidence that the Certificate was lost, stolen, mutilated or destroyed, (b) the existing Certificate, if mutilated, (c) indemnity satisfactory to the Trustee, and (d) the fees and expenses incurred or to be incurred in connection with the issuance.

7.3 The Trustee may treat the registered holder of each Certificate (or when presented duly endorsed in blank for transfer, the bearer thereof) as the absolute owner and holder of such Certificate and of all the rights and interests represented thereby, and the Trustee shall not be bound or affected by any notice to the contrary.

7.4 Upon any Transfer after which transferred Shares are, pursuant to the provisions of this Agreement, no longer subject to this Agreement, World shall, upon surrender of Trust Certificates representing such Shares, issue stock certificates representing such transferred Shares, clear of any legend or notice with respect to this Agreement.

8. Term.

8.1 Except as set forth in Section 8.2, below, this Agreement shall terminate five (5) years from the date this Agreement is executed (June 30, 2011) unless, within the two (2) years prior to such expiration, Shareholder, by written agreement with the Trustee, extends the duration hereof for an additional period not exceeding ten (10) years from the expiration date then in effect. Successive extensions of this Agreement may be effected in the same manner. In the event of any extension, the Trustee shall, prior to the expiration, file with World’s Secretary a copy of the agreement extending the expiration date of this Agreement, and thereupon the duration of this Agreement shall be extended for such period. If the Agreement is not extended, Shareholder shall have the right to the return of the World stock certificates at the expiration of the then current term, in accordance with the procedures as set forth in Section 8.5, below.

8.2 Notwithstanding Section 8.1, above, this Agreement shall, subject to the notice provisions below, terminate for all purposes upon the occurrence of any of the following conditions:

(a) The death, resignation or incapacity of Trustee; or

(b) Upon the mutual decision of Trustee and Shareholder.

8.3 The termination of this Agreement after the Effective Date shall not affect the rights of the Trustee under Sections 9.2, 9.3, 9.4, 9.10 and 9.11, below.

8.4 Except as otherwise provided in this Agreement, the trust created by this Agreement is irrevocable.

8.5 As soon as practicable after the termination of this Agreement and upon the surrender of the Certificates, the Trustee shall deliver to Shareholder new World share certificates representing the number of shares of World Common Stock, and any other stock, or classes of stock, of World or any successor entity, on deposit under this Agreement for the benefit of Shareholder. Upon any such delivery, the Trustee shall be fully acquitted and discharged with respect to said shares. Any expenses incurred by the Trustee in connection with such transfers shall be paid or reimbursed to the Trustee by Shareholder. If Shareholder cannot be located, the Trustee may deliver the share certificates due to Shareholder to the Secretary of World for the benefit of Shareholder and upon so doing shall be fully discharged with respect to those share certificates.

Upon the termination of this Agreement pursuant to Section 8 hereof, title to the Shares (together with any additional shares or classes of shares of World, or any successor entity), including all rights to vote such Shares, and any other property held by Trustee hereunder, shall, to the extent previously transferred from Shareholder be immediately transferred back to Shareholder or her successor in interest.

9. The Trustee.

9.1 In voting the Transferred Shares, and without otherwise limiting duties imposed by law on the Trustee, in his capacity as a trustee, the Trustee shall exercise his best judgment in such manner as he deems to be in the best interests of Shareholder.

9.2 The Trustee shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which he may do or refrain from doing in good faith, nor shall the Trustee have any accountability hereunder, except that the Trustee shall be liable for such Trustee’s own willful breach, willful default, gross negligence, or reckless disregard of duty.

9.3 The Trustee shall always be protected and free from liability in acting upon any notice, request, consent, certificate, declaration, telegram, telex, guarantee, affidavit, or other paper or document or signature believed by him to be genuine and to have been signed by the proper party or parties or by the party or parties purporting to have signed the same.

9.4 Unless otherwise provided in this Agreement, the Trustee is not entitled to any compensation for his services as trustee hereunder, except reimbursement for expenses reasonably and necessarily incurred in performing his duties hereunder. Nothing in this Section 9.4, however, shall affect the right of the Trustee to receive compensation from World for services performed on its behalf in some other capacity (as officer, director, employee or otherwise).

9.5 The Trustee may resign by giving notice of resignation to Shareholder, or the successor in interest to Shareholder. In the event of the resignation, incapacity or death of the Trustee, this Agreement shall terminate and the Shares (together with any and all classes of shares of World, any subsidiary thereof, or any successor entity thereto) held under this Agreement shall be returned to Shareholder or her successors in interest.

9.6 The trust created by this Agreement is not intended to be and shall not be deemed to be, and shall not be treated as, a general partnership, limited partnership, joint venture, corporation, joint stock company, association or any other type of business entity. For purposes of this Agreement, Shareholder’s relationship to the Trustee shall be solely that of a beneficiary of the trust created by this Agreement. The trust shall be treated as owned by Shareholder for income tax purposes.

9.7 In the event of the death, resignation or incapacity to act of Trustee, Tilly Levine shall act as the successor trustee for purposes of complying with the terms of this Agreement which require termination thereof. In the event Tilly Levine is for any reason unable or unwilling to act as successor trustee, the then serving trustee of the Tilly Levine Separate Property Trust established March 31, 2004 shall serve as successor trustee for purposes of complying with the terms of this Agreement which require termination thereof. In the event there is no then serving trustee of the Tilly Levine Separate Property Trust established March 31, 2004, the court appointed personal representative of the estate of Tilly Levine shall serve as successor trustee for purposes of complying with the terms of this Agreement which require termination thereof. The Trustee and any firm, corporation, trust, association or other business entity of which the Trustee is a member, shareholder, director, officer, agent, trustee, employee, or with which the Trustee is otherwise connected, may contract with or become interested, directly or indirectly, in any manner or transaction to which World or any other entity controlled or affiliated with World is a party or in which they are otherwise involved, as fully as though such Trustee were not a trustee hereunder. The Trustee may act as a director and/or officer of World or of any subsidiary or controlled or affiliated corporation and may vote the shares held hereunder in favor thereof.

9.8 Any successor trustee may endorse and transfer the Certificates with the same effect as if endorsed and transferred by the trustee appointed hereunder. The Trustee may cause any transfer of said shares to be made which may be necessary through the occurrence of any change of persons acting as trustee hereunder.

9.9 The Trustee is authorized and empowered to interpret this Agreement, and his reasonable interpretation made in good faith shall be conclusive and binding upon all parties hereto.

9.10 The Trustee may consult with legal counsel, which may also be counsel to World, and any action under this Agreement taken or suffered in good faith by the Trustee in accordance with the good faith opinion of such counsel shall be conclusive upon the parties hereto, and the Trustee shall be fully protected and shall not be subject to any liability in respect thereof.

9.11 The Trustee, by executing this Agreement, and each successor trustee upon being appointed as such, accepts the trust created hereby and agrees to carry out the terms and provisions hereof.

10. Copy on File. The Trustee shall file a copy of this Agreement at World’s principal office located at 10 Whatney, Irvine, California 92618, and such Agreement shall be open to inspection by the shareholders of World at any time.

11. Governing Law. The provisions of this Agreement and of the rights and obligations of the parties hereunder shall be governed by the laws of the State of California. In connection therewith, each party expressly agrees that the other parties hereto will be irreparably damaged if this Agreement is not specifically enforced.

12. Severability. The unenforceability or invalidity of any provision of this Agreement shall not effect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; provided, however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in any respect, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

13. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns; provided, however, this provision shall not impose upon transferees of the Shares duties or obligations that are inconsistent with the terms of this Agreement.

14. Notices.

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by hand delivery, by certified mail (return receipt requested) or by a recognized national overnight courier service to the address set forth below, with a copy to the other party hereto:

If to the Trustee:

Hezy Shaked

c/o Tilly’s

10 Whatney

Irvine, California 92618

If to the Shareholder:

Tilly Levine, Trustee

c/o Tilly’s

10 Whatney

Irvine, California 92618

With copies of all notices to the Shareholder to:

Casey & Richards LLP

610 Newport Center drive, Suite 650

Newport Beach, California 92660

Attention: Wayne J. Casey, Esq.

(b) Notices delivered pursuant to Section 14(a) hereof shall be deemed given at the time delivered, if personally delivered; three (3) business days after being deposited in the mail, if mailed; and one (1) business day after timely deliver to the courier, if by overnight courier service.

15. Irreparable Harm, Jurisdiction and Venue. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in California. Each party hereto consents to jurisdiction in any action to enforce the terms of this Agreement brought in any state court sitting in California.

16. Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto.

17. Amendment of Agreement. This Agreement may not be modified or amended except by a writing executed by all of the parties hereto.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement.

19. Additional Shares. Shareholder acknowledges that she has previously transferred to the trustee of the TL Annuity Trust (the “Annuity Trust”) dated August 6, 2010, two million (2,000,000) shares of World, which shares may be returned to Shareholder under the terms of the Annuity Trust. Shareholder agrees that, to the extent Shareholder receives any shares of World, and/or any other stock, or classes of stock, of World or any successor entity thereto, from the trustee of the Annuity Trust, such shares shall immediately upon such return become subject to the terms of this Agreement as if such shares were originally a part hereof. Shareholder agrees to immediately take any and all action necessary to accomplish this objective.

[This Space Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed as of the day and year first above written.

SHAREHOLDER:

/s/ Tilly Levine		/s/ Tilly Levine
TILLY LEVINE, an individual		TILLY LEVINE, as Trustee of the Tilly Levine Separate Property Trust established March 31, 2004

WORLD OF JEANS & TOPS, a Celifornia corporation:

By	/s/ Hezy Shaked	By
Its		Its

TRUSTEE

/s/ Hezy Shaked
HEZY SHAKED

EXHIBIT A

CERTIFICATE NO.

I, Hezy Shaked, not individually, but as Trustee of the Tilly Levine Voting Trust established June 30, 2011, do hereby certify as follows:

1. I am the Trustee of that certain voting trust agreement created by the Tilly Levine Voting Trust Agreement dated June 30, 2011 (the “Agreement”). A copy of the Agreement is on file with the Secretary of World of Jeans & Tops, a California corporation (“World”).

2. I received from Tilly Levine, as Trustee of the Tilly Levine Separate Property Trust established March 31, 2004, share certificate number(s)                      representing six million (6,000,000) shares of Common Stock of World. I hold such share certificate(s), in trust, subject to the terms and conditions of the Agreement.

2. During the term of the Agreement, and any extension of such term, and subject to the terms and conditions set forth in the Agreement, Tilly Levine, as Trustee of the Tilly Levine Separate Property Trust established March 31, 2004 is entitled to receive all dividends and distributions attributable to the share certificates transferred to me.

3. This Voting Trust Certificate (this “Certificate”) is transferable only if (a) I consent, (b) the transferee has executed a written instrument in a form satisfactory to me, agreeing to be bound by the terms and conditions of the Agreement, and (c) I have received from the transferee evidence which, I believe demonstrates that all securities laws have been complied with concerning such transfer. A new Voting Trust Certificate shall be issued to any permitted transferee only when this Certificate is properly endorsed by the holder hereof in accordance with the procedures set forth in the Agreement.

4. Upon termination of the Agreement, and subject to its terms and conditions, I will deliver to the holder of this Certificate, share certificates representing the number of shares designated above (together with any and all additional classes of shares of World, any subsidiary thereof, or any successor entity thereto held under this Agreement) received after such holder surrenders to me the Certificate properly endorsed by such holder, together with payment of a sum sufficient to cover any expenses relating to transfer and delivery of said share certificates.

Dated:                     , 2011

HEZY SHAKED, as Trustee